Exhibit 99.1


                  Dillard's, Inc. Reports First Quarter Results



    LITTLE ROCK, Ark.--(BUSINESS WIRE)--May 24, 2005--Dillard's, Inc. (NYSE:DDS) (the "Company" or "Dillard's") today announced operating results for its thirteen weeks ended April 30, 2005. This release contains certain forward-looking statements. Please refer to the Company's cautionary statement regarding forward-looking information included below under "Forward-Looking Information".
    Net income for the 13 weeks ended April 30, 2005 was $38.0 million ($0.46 per diluted share) compared to net income of $53.8 million ($0.64 per diluted share) for the 13 weeks ended May 1, 2004. Included in net income for the 13 weeks ended April 30, 2005 and May 1, 2004, respectively, were pretax impairment and store closing charges of $0.4 million ($0.3 million after-tax or $0.00 per diluted share) and $4.7 million ($3.0 million after-tax or $0.04 per share).

    Revenues

    Net sales for the 13 weeks ended April 30, 2005 were $1.803 billion compared to sales for the 13 weeks ended May 1, 2004 of $1.854 billion. Net sales decreased 3% for the thirteen-week period on both a total and comparable store basis.
    During the 13 weeks ended April 30, 2005, net sales in the Company's Eastern and Western regions were above trend, exceeding the Company's average sales performance for the period. Net sales were slightly below trend in the Central region. Net sales of lingerie, accessories and shoes significantly exceeded the Company's average sales trend, while performance of women's apparel and furniture was significantly below trend.

    Gross Margin/Merchandise Initiatives

    Gross margin for the 13 weeks ended April 30, 2005 declined 90 basis points as a percentage of sales. The decline was driven by higher levels of markdowns. Increased markdown activity was necessary during the quarter as the Company monitored and responded to lower than expected sales performance as it maintained acceptable inventory levels. Inventory increased primarily due to an increase relating to inventory in transit.
    Dillard's continues to execute key merchandise initiatives as it works to maintain relationships with existing loyal customers while attracting new customers with expanded offerings in upscale and contemporary fashions. The Company will continue to use existing technology and research to edit its assortments by store to meet the specific preference, taste and size requirements of the local area.

    Advertising, Selling, Administrative and General Expenses

    Advertising, selling, administrative and general ("SG&A") expenses declined $12.5 million to $497.3 million for the 13 weeks ended April 30, 2005 compared to $509.8 million for the prior year first quarter. Savings were driven primarily by decreases in bad debt expense, payroll and communication costs as a result of the Company's sale of its credit card business in November of 2004.

    Debt/Interest Expense

    Interest and debt expense declined $11.8 million during the 13 weeks ended April 30, 2005 as a result of lower debt levels. Interest and debt expense declined to $26.2 million compared to $38.0 million for the thirteen weeks ended May 1, 2004.
    At April 30, 2005, the Company had $1.62 billion total long-term debt outstanding compared with $2.2 billion at May 1, 2004 (including Guaranteed Preferred Beneficial Interests in the Company's Subordinated Debentures). At April 30, 2005, letters of credit totaling $64.4 million were outstanding under the Company's $1 billion revolving credit facility.
    Approximately $16 million in share repurchase authorization remained at April 30, 2005 under the Company's $200 million share repurchase program. At April 30, 2005, the Company had 83.3 million shares of its Class A and Class B Common Stock outstanding.

    Store Openings/Closings

    During the 13 weeks ended April 30, 2005, the Company opened the following stores as scheduled:


       Center                  City               Square Feet    Month
----------------------------------------------------------------------
St. Johns Town Center          Jacksonville, FL     240,000      March
Imperial Valley Mall           El Centro, CA        140,000      March
Crestview Hills Town Center(a) Crestview Hills, KY  200,000      March
Perimeter Mall                 Atlanta, GA          260,000      March

(a) Replacement store.



    During the 13 weeks ended April 30, 2005, the Company completed the closure of four stores in the following locations, consistent with its plan to close under-performing units.


          Center                   City       Square Feet    Month
----------------------------------------------------------------------
Westgate Shopping Center     Cleveland, OH        362,000    April
Harding Mall                 Nashville, TN        100,000    April
Harper's Station Home Store  Cincinnati, OH        50,000    April
River Falls Mall             Clarksville, IN      188,000    March


    The Company will continue to focus on closing under-performing locations as appropriate. At April 30, 2005, the Company operated 329 Dillard's locations spanning 29 states.




                   Dillard's, Inc. and Subsidiaries
            Condensed Consolidated Statements of Operations
                 (In Millions, Except Per Share Data)


                                           13-Week Period Ended
                                    ----------------------------------

                                     April 30, 2005     May 1, 2004
                                    ---------------- -----------------
                                               % of              % of
                                     Amount    Net     Amount    Net
                                               Sales             Sales
                                    --------- ------ ---------- ------

Net sales                           $1,803.0      -  $1,854.4      -
Total revenues                       1,838.7  102.0%  1,911.9  103.1%
Cost of sales                        1,170.3   64.9   1,187.5   64.0
Advertising, selling, administrative
 and general expenses                  497.3   27.6     509.8   27.5
Depreciation and amortization           74.6    4.1      74.2    4.0
Rentals                                 10.5    0.6      13.7    0.7
Interest and debt expense               26.2    1.5      38.0    2.1
Asset impairment and store
 closing charges                         0.4    0.0       4.7    0.3
                                    ---------        ---------
  Total costs and expenses           1,779.3          1,827.9
                                    ---------        ---------
Income before income taxes              59.4    3.3      84.0    4.5
Income taxes                            21.4             30.2
                                    --------- ------ --------- ------
Net Income                             $38.0    2.1%    $53.8    2.9%
                                    ========= ====== ========= ======

Basic income per share                 $0.46            $0.64
                                    =========        =========
Diluted income per share               $0.46            $0.64
                                    =========        =========
Basic weighted average shares           83.2             83.5
                                    =========        =========
Diluted weighted average shares         83.5             83.9
                                    =========        =========



                   Dillard's, Inc. and Subsidiaries
                Condensed Consolidated Balance Sheets
                            (In Millions)


                                                   April 30,   May 1,
                                                      2005     2004
                                                   --------- ---------
Assets
Current Assets:
  Cash and cash equivalents                        $  455.5  $   67.1
  Trade accounts receivable                             9.0   1,092.7
  Merchandise inventories                           2,073.8   1,969.5
  Other current assets                                 40.6      26.3
                                                   --------- ---------
    Total current assets                            2,578.9   3,155.6

Property and equipment, net                         3,202.7   3,161.8
Goodwill                                               35.5      36.7
Other assets                                          184.6     156.1
                                                   --------- ---------

    Total Assets                                   $6,001.7  $6,510.2
                                                   ========= =========

Liabilities and Stockholders' Equity
Current Liabilities:
  Trade accounts payable and accrued expenses      $1,156.6  $1,084.0
  Current portion of long-term debt and capital
   leases                                              96.3     167.9
  Federal and state income taxes                       93.9     141.9
                                                   --------- ---------
    Total current liabilities                       1,346.8   1,393.8

Long-term debt and capital leases                   1,326.3   1,869.2
Other liabilities                                     270.3     147.5
Deferred income taxes                                 498.0     611.9
Guaranteed preferred beneficial interests in the
  Company's subordinated debentures                   200.0     200.0
Stockholders' equity                                2,360.3   2,287.8
                                                   --------- ---------

    Total Liabilities and Stockholders' Equity     $6,001.7  $6,510.2
                                                   ========= =========


                     Other Financial Information
                            (In Millions)

                                                   April 30,   May 1,
                                                      2005     2004
                                                   --------- ---------

Square footage                                          56.1     56.2
                                                   ========= =========
Capital expenditures:
  13 weeks ended                                   $   101.5 $   42.8


    Estimates for 2005

    The Company is updating the following estimates for certain income statement items for the fiscal year ended January 28, 2006 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See "Forward-Looking Information".


                                                In Millions
                                             ------------------
                                                  2005     2004
                                             Estimated   Actual
                                             ------------------
          Depreciation and amortization           $310     $302
          Rental expense                            48       55
          Interest and debt expense                105      139
          Capital expenditures                     335      285



    Forward-Looking Information

    The foregoing contains certain "forward-looking statements" within the definition of federal securities laws. Statements made in this release regarding the Company's execution of merchandise initiatives and estimates for 2005 are forward-looking statements. The Company cautions that forward-looking statements, as such term is defined in the Private Securities Litigation Reform Act of 1995, contained in this report are based on estimates, projections, beliefs and assumptions of management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors (without limitation) include general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company's stores are located and the effect of these factors on the buying patterns of the Company's customers; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount, internet, and mail-order retailers; changes in consumer spending patterns and debt levels; adequate and stable availability of materials and production facilities from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; possible future acquisitions of store properties from other department store operators and the continued availability of financing in amounts and at the terms necessary to support the Company's future business; potential disruption from terrorist activity and the effect on ongoing consumer confidence; potential disruption of international trade and supply chain efficiencies; events causing disruption or delays in the store construction schedule, world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature.



    CONTACT: Dillard's Inc., Little Rock
             Julie J. Bull, 501-376-5965